Corindus Vascular Robotics 8-K

Exhibit 99.1

Corindus Vascular Robotics Reports Third Quarter 2017 Results

WALTHAM, MA – November 7, 2017 – Corindus Vascular Robotics, Inc. [NYSE American: CVRS], a leading developer of precision vascular robotics, today reported financial results for the quarter ended September 30, 2017.

Recent Highlights and Accomplishments

•	Revenue of $2.4 million in the third quarter 2017
•	CorPath® GRX installed base increased to 23 systems with the installation of five new systems and two purchased upgrades in the third quarter. This reflects a 44% increase to the installed base since second quarter 2017
•	Shipped 370 cassettes in the third quarter, an increase of 46% year-over-year and 22% from the second quarter 2017
•	Trained three times more prospective physician customers in the third quarter of 2017 than in the prior year period and more than twice as many than in the second quarter of 2017
•	First patient enrolled in the PRECISION GRX Registry, a post-market registry to continue market surveillance of the second generation CorPath GRX System

“The third quarter was marked by progress expanding our commercial dialogue and building our pipeline. Our revenue results reflect some delays in installations due to weather and seasonality as well as a longer sales cycle than we had originally anticipated,” said Mark Toland, President and Chief Executive Officer of Corindus. “We continue to receive compelling feedback from the clinician community, illustrated by the growing adoption of CorPath GRX at leading medical institutions in cardiology. We are confident in the strength of our pipeline and ability to meaningfully expand our installed base in a programmatic way.”

Third Quarter 2017 Financial Results

Revenue for the third quarter of 2017 was $2.4 million compared to $0.7 million for the same period in the prior year. The increase is due primarily to CorPath GRX Systems and cassette sales. Corindus installed five new CorPath GRX Systems and two system upgrades, increasing the installed base of CorPath GRX to 23 systems. The company shipped 370 cassettes in the third quarter of 2017.

Gross profit was $0.2 million for the third quarter of 2017 compared to a gross loss of $0.5 million for the third quarter of 2016. Cost of revenues for the third quarter of 2017 continued to include the effect of under-utilization of production facilities as well as the cost of CorPath GRX system upgrades installed pursuant to contractual service arrangements with no corresponding revenue in the period.

Selling, general and administrative expenses were $5.6 million in the third quarter of 2017, compared to $4.6 million in the third quarter of 2016. The increase is primarily due to increased compensation and travel expenses associated primarily with incremental sales headcount and investment in our medical education and international sales initiatives. Research and development expenses were $2.5 million for the third quarter of 2017 compared to $2.7 million in the third quarter of 2016.

Net loss was $7.9 million for the third quarter of 2017, compared to a net loss of $8.1 million in the third quarter of 2016.

Cash and cash equivalents as of September 30, 2017 were $26.2 million.

2017 Outlook

Corindus continues to experience a growing pipeline of potential orders, but recognizes challenges in predicting the timing of when this will translate into revenue. While Corindus anticipates that revenue for the fourth quarter of 2017 will grow sequentially in comparison to third quarter 2017 results, the company is no longer providing formal guidance for fourth quarter or full year 2017.

Conference Call

Management will host a conference call today beginning at 4:30 p.m. ET to discuss financial results and recent business developments. Investors interested in listening to the conference call may do so by dialing (833) 286-5802 for domestic callers, or (647) 689-4447 for international callers, using Conference ID: 99513292). To listen to a live webcast, please visit the "Investor Relations" section of the Company’s website at: www.corindus.com. Following the call, a replay will be available on the Investor Relations section of the Company’s website.

About Corindus Vascular Robotics, Inc.

Corindus Vascular Robotics, Inc. is a global technology leader in robotic-assisted vascular interventions. The Company's CorPath® System is the first FDA-cleared medical device to bring robotic precision to percutaneous coronary interventions. During the procedure, the interventional cardiologist sits at a radiation-shielded workstation to advance guide catheters, stents, and guidewires with millimeter-by-millimeter precision. The workstation allows the physician greater control and the freedom from wearing heavy lead protective equipment that causes musculoskeletal injuries. With the CorPath System, Corindus Vascular Robotics brings robotic precision to interventional procedures to help optimize clinical outcomes and minimize the costs associated with complications of improper stent placement during manual procedures. Corindus stands behind its product with its unique $1,000 hospital credit "One Stent Program."  For additional information, visit www.corindus.com, and follow @CorindusInc.

Forward Looking Statements

Statements made in this release that are not statements of historical or current facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Corindus to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that includes terms such as "believes," "belief," "expects," "estimates," "intends," "anticipates" or "plans" to be uncertain and forward-looking. Forward-looking statements may include comments as to Corindus’ beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside Corindus’ control.

Examples of such statements include statements regarding or such as:

•	Corindus’ ability to meaningfully expand its installed base.
•	That Corindus anticipates that revenue for the fourth quarter of 2017 will grow sequentially in comparison to third quarter 2017 results.

Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are described in the sections titled "Risk Factors" in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, including, but not limited to the following: the rate of adoption of our CorPath System and the rate of use of our cassettes; risks associated with market acceptance, including pricing and reimbursement; our ability to enforce our intellectual property rights; our need for additional funds to support our operations; our ability to manage expenses and cash flow; factors relating to engineering, regulatory, manufacturing, sales and customer service challenges; potential safety and regulatory issues that could slow or suspend our sales; and the effect of credit, financial and economic conditions on capital spending by our potential customers. Forward looking statements speak only as of the date they are made. Corindus undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date. More information is available on Corindus' website at http://www.corindus.com.

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Media Contacts:

Corindus Vascular Robotics, Inc.

Kate Stanton

(508) 653-3335 ext. 200

kate.stanton@corindus.com

Investor Contact:

Lynn Pieper Lewis

415-937-5402

ir@corindus.com

CORINDUS VASCULAR ROBOTICS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	September 30,	December 31,
	2017	2016
Assets
Current Assets:
Cash and cash equivalents	$26,196	$9,183
Accounts receivable	1,255	384
Due from related party	—	250
Inventories, net	2,764	1,545
Prepaid expenses and other current assets	313	448
Total current assets	30,528	11,810

Property and equipment, net	1,012	982
Deposits and other assets	147	221
Total assets	$31,687	$13,013
Liabilities and stockholders' equity
Current Liabilities:
Accounts payable	$2,092	$2,463
Accrued expenses	2,833	1,794
Customer deposits	1,038	—
Deferred revenue	462	750
Current portion of long-term debt	250	3,755
Total current liabilities	6,675	8,762

Long-term liabilities:
Deferred revenue, net of current portion	163	129
Other liabilities	68	52
Total long-term liabilities	231	181
Total liabilities	6,906	8,943

Commitments and Contingencies

Stockholders' equity:
Common stock, $0.0001 par value; 250,000,000 shares authorized;
187,309,314 shares issued and outstanding at September 30, 2017 and 119,025,221
shares issued and outstanding at December 31, 2016	19	12
Additional paid-in capital	197,632	150,776
Accumulated deficit	(172,870)	(146,718)
Total stockholders' equity	24,781	4,070
Total liabilities and stockholders' equity	$31,687	$13,013

CORINDUS VASCULAR ROBOTICS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Revenue	$2,425	$688	$5,460	$2,304
Cost of revenue	2,183	1,220	6,275	3,412
Gross profit (loss)	242	(532)	(815)	(1,108)

Operating expenses:
Research and development	2,493	2,728	7,546	7,373
Selling, general and administrative	5,588	4,585	17,566	13,987
Total operating expense	8,081	7,313	25,112	21,360

Operating loss	(7,839)	(7,845)	(25,927)	(22,468)

Interest and other expense, net	(14)	(221)	(225)	(819)

Net loss	$(7,853)	$(8,066)	$(26,152)	$(23,287)

Net loss per share--basic and diluted	$(0.04)	$(0.07)	$(0.15)	$(0.20)

Weighted-average common shares used in computing
net loss per share--basic and diluted	187,301,161	118,958,430	168,993,532	119,017,846

Other comprehensive loss:
Net loss	$(7,853)	$(8,066)	$(26,152)	$(23,287)
Unrealized gain (loss) on marketable securities	—	(9)	—	14
Comprehensive loss	$(7,853)	$(8,075)	$(26,152)	$(23,273)